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                                                                    EXHIBIT 99.1



[ISCO LOGO]                                        NEWS
                                                     RELEASE

                                                   CONTACT:
                                                   Mr. Charles F. Willes,
                                                     Chief Financial Officer

                                                   PHONE:  847-391-9492
                                                   INTERNET: incoir@iscointl.com

              ISCO INTERNATIONAL RECEIVES ORDER FOR ADAPTIVE NOTCH
                      FILTER SYSTEMS FROM VERIZON WIRELESS

Mt. Prospect, IL (May 24, 2001) - ISCO INTERNATIONAL (Illinois Superconductor Corporation) (OTC Bulletin Board: ISCO), a leading supplier of interference-management solutions for the wireless telecommunications industry, announced today that it has received an order from Verizon Wireless for twelve Adaptive Notch Filter (ANF) systems, to be deployed in the Chicago area.

"This is our first order from a U.S. customer for the revolutionary ANF product, which we acquired through our transaction with Lockheed Martin Canada last year," said Dr. George Calhoun, Chief Executive Officer of ISCO. "We believe that the ANF system is a highly effective solution to control in-band interference, which can have a serious impact on the capacity and performance of CDMA systems."

"The challenge in managing in-band interference is that interference sources are dynamic and unpredictable," said Dr. Amr Abdelmonem, Chief Technical Officer for ISCO. "This means that conventional interference management solutions are not effective against many types of in-band interference. The ANF system is designed to scan and monitor the CDMA channel in real time, and when interference is detected, a notch filter is tuned to suppress it within less than 20 milliseconds. This extremely rapid response also means that we can eliminate the interference before the CDMA system starts to respond to it, which should lead to more-stable system performance."

"In previous tests, we found that just two narrowband interference sources (such as analog AMPS cellular phones) can rob a CDMA cell-site of up to 25% of its nominal capacity. We believe that ANF is a unique solution to the in-band interference problem, and that ISCO is the only company to offer a comprehensive solution covering both in-band and out-of-band interference suppression in wireless telecommunications networks."

ISCO International is a leading supplier of interference-management solutions for the wireless telecommunications industry and is the industry leader in the commercialization of high temperature superconducting technology for the

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wireless telecommunications industry. ISCO develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services (PCS) and other wireless services and systems.

ISCO offers the broadest range of interference management solutions in the industry. It offers the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS and 3G systems. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP(TM) system. ISCO has sold more than 400 systems worldwide and has on-going field trials with domestic and international service providers. ISCO is also developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products for emerging third generation (3G) wireless systems. 3G wireless systems are expected to replace current wireless systems over the next several years.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.